Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ChromaDex Corporation on Form S-8 of our report dated March 15, 2018, with respect to our audits of the consolidated financial statements of ChromaDex Corporation as of December 30, 2017 and December 31, 2016, and for the years ended December 30, 2017, December 31, 2016 and January 2, 2016, and our report dated March 15, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of ChromaDex Corporation as of December 30, 2017, which reports are included in this Annual Report on Form 10-K of ChromaDex Corporation for the year ended December 30, 2017.

/s/ Marcum llp

Marcum llp
New York, NY
August 22, 2018